Amendment to Option Agreement


         This Amendment, made to Option Agreement between Sierra Semiconductor Corporation and PMC-Sierra, Inc., and Taiwan Semiconductor Manufacturing Co., Ltd., dated November 6, 1996 (the "Option Agreement"), is effective as of July 21, 1997 (the "Effective Date") by and between Sierra Semiconductor Corporation ("Sierra"), a company organized under the laws of California, with its registered address at 2222 Qume Drive, San Jose, CA 95131 and PMC-Sierra, Inc. ("PMC-Sierra"), a company organized under the laws of California, with its registered address at 105-8555 Baxter Place, Burnaby, B.C., Canada V5A 4V7 (collectively referred to as "Customers"), and Taiwan Semiconductor Manufacturing Co., Ltd., a company organized under the laws of the R.O.C, with its registered address at No. 121, Park Ave. 3, Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C ("TSMC").

         In consideration of mutual covenants and conditions, both parties agree to amend the Option Agreement as follows:

I. Defined terms used herein but not defined herein shall have the meaning set forth in the Option Agreement.

II.      Amend Sections 2(f) and 7(a) as follows:

         2(f) "Wafer" used in this Agreement shall mean 6" physical wafer without reference to technology and geometry. The conversion rate from 6" wafer to 8" wafer shall be 1.78.

         7(a) The term of this Agreement shall commence from the Effective Date, and expire upon the total consumption of the Option Fee.

III.      Delete Section 6.

IV.       Add a New Section as Section 18

         "Customers shall use their best efforts to increase their annual orders to TSMC by commitment to have 1997 and 1998 new tape outs made by TSMC until *[REDACTED] of the Customers' total annual wafer requirement from outside source is made by TSMC. Customers shall achieve the forgoing goal no later than *[REDACTED].

         Customers   shall  notify  TSMC  of   Customers'   annual  total  wafer
         requirements from outside sources for the subsequent year every November, and shall notify TSMC of any changes therefrom during the applicable year. TSMC has the right to conduct audits on Customers' annual total wafer requirement with a thirty (30) days written notice to Customers."

* The confidential portion has been so omitted and filed separately with the Commission

V.        Amend "Wafer Equivalent" in this Agreement to "Wafer".

VI.       Delete Original Exhibit A.

Taiwan Semiconductor                           Sierra Semiconductor Corporation
Manufacturing Co., Ltd.


BY:    /s/ Morris Chang                 BY:    /s/ James V. Diller
       ----------------                        -------------------
       Morris Chang                            James V. Diller
       Chairman                                CEO



                                               PMC-Sierra, Inc.


                                        BY:    /s/ James V. Diller
                                               -------------------
                                               James V. Diller
                                               CEO